Exhibit 99.1

United Fire Group, Inc. Declares a Common Stock Quarterly Cash Dividend of $0.25 per Share and Announces Changes to the Board of Directors
CEDAR RAPIDS, IOWA - (GLOBE NEWSWIRE)– United Fire Group, Inc. (Nasdaq: UFCS), November 18, 2016 – FOR IMMEDIATE RELEASE
Today, the Board of Directors (the "Board") of United Fire Group, Inc. (Nasdaq: UFCS) ("UFG" or the "Company") declared a common stock quarterly cash dividend of $0.25 per share. This dividend will be payable December 15, 2016, to shareholders of record as of December 1, 2016.
Also today, Casey D. Mahon, a director of UFG, notified the Company that she will not stand for re-election at the Company's next annual meeting of shareholders to be held in May 2017. Ms. Mahon has served on the Company's Board since 1993. The Company would like to thank Ms. Mahon for her years of dedication and service.
In further action today, the Board of UFG, increased the size of the Board from 12 directors to 13 directors. Following the increase in size, the Board elected Brenda Kay Clancy to fill the vacancy created by such increase. Ms. Clancy will stand for election by the Company's shareholders at the Company's Annual Meeting of Shareholders in May 2017.
About UFG:
Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance and selling annuities.

Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for the members of United Fire & Casualty Group.

Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,350 independent life agencies and rated "A-" (Excellent) by A.M. Best Company.

For more information about UFG, visit www.ufginsurance.com or contact:

Randy Patten, Assistant Vice President of Finance and Investor Relations, 319-286-2537 or IR@unitedfiregroup.com